Exhibit 99.1
Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
jshinn@mti.com
MTI TECHNOLOGY
REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENT
Irvine, CA, February 8, 2007 — MTI Technology Corporation (Nasdaq Capital Market: MTIC), a multi-national provider of consulting services and comprehensive information infrastructure solutions, announced today that the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. indicating that the Company has regained compliance with the $35 million market value of listed securities requirement for continued listing on the NASDAQ Capital Market by maintaining a market value of listed securities of at least $35 million for ten consecutive trading days. Accordingly, a hearing before the NASDAQ Listing Qualifications Panel with respect to this matter is no longer necessary and has been cancelled.
The Company remains subject to a 180-day “grace” period within which to regain compliance with the $1.00 bid price requirement for continued listing on the NASDAQ Capital Market, which expires on May 7, 2007. As previously disclosed, if the Company’s closing bid price is at least $1.00 for a period of at least 10 consecutive trading days prior to May 7, 2007, the Company will be deemed to have regained compliance with the bid price requirement. If the Company has not regained compliance with the bid price requirement by May 7, 2007, it will have an additional 180-day period to evidence compliance with that requirement if the Company satisfies the initial listing requirements (other than the bid price requirement) for the NASDAQ Capital Market.
About MTI Technology
MTI is a multi-national provider of enterprise-class IT infrastructure solutions for mid-to large-size organizations. Throughout our 20+ years as technology innovators, we have tested and refined our methodologies through more than 5 million hours of professional, consultative service delivery to some of the largest, most complex and mission critical environments in the world. In addition to the work we perform for our 3,500 direct customers, EMC, Microsoft, Symantec, Cisco and others rely on MTI to deliver complex services to their clients.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders
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